Exhibit 10.A.30

April 2, 1996

John Floisand
21223 Deepwell Court
Saratoga, CA 95070


Re:  Apple Computer, Inc. Employment


Dear John:

           The following sets forth our agreement ("Letter Agreement") regarding the terms and provisions of your employment as an officer and employee of Apple Computer, Inc. ("Apple"). This Letter Agreement shall supersede any and all other agreements, oral and written, which may presently exist between you and Apple with the following exception; the June 9, 1995 Retention Agreement ("Retention Agreement") between you and Apple. Upon a Change in Control Date, as defined in the Retention Agreement, the Retention Agreement shall superceded this Letter Agreement and shall govern exclusively.

           1. Term of Employment Under the Agreement. The initial term of your employment under this Agreement (the "Term") shall be effective as of November 1, 1995 (the "Effective Date") and shall continue until the third anniversary of the Effective Date. Thereafter, the parties agree to renegotiate the terms and provisions of your employment with Apple.

           2. Employment. You will be an Appointed Senior Vice-President of Apple (grade 98), specifically assigned to Apple Pacific (and excluding Apple Japan), and your duties and responsibilities to Apple shall be consistent in all respects with such positions. You shall prorate your business time, attention, skills and efforts to the business and affairs of Apple and Apple Japan, as provided for in your employment Letter Agreement with Apple Japan, other than de minimis amounts of time devoted by you to the management of your personal finances or to engaging in charitable or community services.
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          3.   Compensation.

           (a) Base Salary. As compensation to you for all services rendered to Apple, Apple will pay you a base salary at the rate of not less than one hundred seventy-five thousand dollars ($175,000) per annum as of the Effective Date. This will be paid in United States dollars and in monthly increments of $14,583.33. The amount of your base salary shall be reviewed annually by Apple and shall be increased to reflect market compensation of similarly situated executive officers as determined by Apple. Any increase in your base salary shall be effective as of each anniversary of the Effective Date and shall be treated as your rate of base salary for all purposes under this Letter Agreement. Your base salary will be paid to you in accordance with Apple's regular payroll practices applicable to its executive employees.

           (b) Hire-On Bonus. Apple has paid you a hire-on bonus of one hundred thousand dollars ($100,000). This amount was paid in United States dollars and in lump sum.

           (c) Bonus. You shall be eligible to participate in Apple's Senior Executive Bonus Plan or any successor plan thereto. Such bonus program shall afford you the opportunity to earn an annual bonus for each fiscal year of Apple. During the first year of the Term, your annual target bonus is two hundred, eighty-one thousand, two hundred fifty dollars ($281,250). The actual amount paid to you, if any, will be based on a combination the overall corporate results, including Apple Pacific, as outlined in Apple's Senior Executive Bonus Plan .

           The amount of your annual bonus shall be reviewed annually by Apple and shall be increased to reflect market bonus compensation of similarly situated executive officers as determined by Apple. Any increase in your annual bonus shall be effective as of each anniversary of the Effective Date. Each annual bonus shall be paid to you in accordance with the payment provisions of Apple's Senior Executive Bonus Plan.

           (d) Long-Term Incentive Compensation. You shall be eligible to participate in each Long-Term Incentive Plan or Arrangement established by Apple for its executive employees in accordance with the terms and
provisions   of   such  Long-Term  Incentive  Plan  or   Arrangement.    In
consideration of this Letter Agreement, we
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will  recommend to the Apple Computer, Inc. Board of Directors  an  initial stock option grant of 30,000 shares of Apple Computer, Inc. common stock. Each grant vests over a three year period at 33% increments beginning one year from the grant date and shall at all times be subject to the terms and conditions of the Long-Term Incentive Plan or Arrangement.

           (e) Benefits. You shall be eligible to participate in all employee benefit plans and arrangements that Apple provides to its executive employees in accordance with the terms of such plans and arrangements, which shall be no less favorable to you, in the aggregate, than the terms and provisions available to other executive employees of Apple.

          4.   Termination.

           Subject to the conditions of this paragraph, Apple shall designate you for participation in the Apple Computer, Inc. Executive Severance Plan upon the termination of your employment during the term or thereafter provided that (1) you have not obtained or been offered another position with Apple or its affiliates, or (2) the termination of your employment was not the result of your voluntary resignation, or (3) the decision to terminate your employment was not for "Business Reasons". "Business Reasons" shall mean that you are terminated for any of the following reasons: (i) engaging in unfair or unlawful competition with Apple; or (ii) inducing any customer of Apple to breach any contract with Apple; or (iii) making any unauthorized disclosure of or otherwise misusing any of the secrets or confidential information of Apple; or (iv) committing any act of embezzlement, fraud or material theft with respect to any Apple property; or (v) violating any Apple policy or guideline or the terms of this Letter Agreement; or (vi) causing material loss, damage or injury to or otherwise endangered the property, reputation or employees of Apple; or
(vii) engaging in malfeasance, negligence or misconduct, or failing to perform reasonable duties and responsibilities consistent with your duties and responsibilities to Apple; or (viii) failure to act in accordance with specific, reasonable and lawful instructions from Apple's Chief Executive Officer, or his designess.

           5. Relocation. Apple will provide you will full international relocation benefits to Japan in accordance with Apple's Relocation Policy. Apple will continue to pay for and maintain your apartment in Japan,
including   its  furnishings  and  utilities,  and  reasonable   costs   of
maintenance and cleaning.  In the event you choose to move
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your personal household goods to Japan, Apple will pay the reasonable costs of  moving your household goods and provide you with a relocation allowance
of  $31,250.   Apple  also will reimburse you for the reasonable  costs  of supplementing your current furnishings when you move to your new residence in Japan. Upon Termination of your employment, Apple will provide you with full relocation to the destination of your choice in accordance with Apple's Relocation Policy..

          6. Housing. Apple shall provide you with housing in accordance with Apple's Expatriate Policy. In the event you elect not to stay in the apartment currently provided to you, you will be responsible to pay for your Japanese housing to the extent it represents the hypothetical housing costs if you were in the United States in a similar home in accordance with Apple's Expatriate Policy.

           Your wife and daughter currently do not intend to relocate to Japan so that your daughter may complete her education in California. So long as your wife and daughter continue to live in your California home, Apple will pay for the reasonable costs of an appliance guarantee contract and pool and gardening services, not to exceed $250 per month. In the event you choose to sell your California home, Apple will arrange for the purchase your home. The purchase price will be determined based on three
(3) independent appraisals which will be obtained at Apple's expense. If you travel to California on business after the sale of your California home, you will be entitled to reasonable per diem expenses. If you choose not to sell your California home, Apple will facilitate the rental of your California home and pay mortgage payments, fees, taxes and maintenance from the Effective Date. In the event your California home is not rented within 6 months, Apple will arrange for the purchase your home as outlined above.

           7. Home Leave and Education. Apple will pay for six (6) round trip business class airline tickets between Japan and California for your wife and your daughter.

           In the event your wife and daughter relocate to Japan during the Term, Apple will pay for the reasonable costs of tuition, books and fees for your daughter's education in Japan.
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           8.    Accountant Fees.  Apple will pay the reasonable  costs  of accounting services as provided in Apple's Expatriate Policy to handle appropriate and covered financial matters.

           9. Notice. For the purpose of this Letter Agreement, notices and all other communications provided for in this Letter Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by registered mail, return receipt requested, postage prepaid, addressed to Apple Computer, Inc., 1 Infinite Loop, Mail Stop, MS 75-8A, Cupertino, California 95014, Attn.: General Counsel, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

          10.  Miscellaneous.

           (a) Amendments, Waivers, Etc. No provision of this Letter Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Letter Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Letter Agreement and this Letter Agreement shall supersede all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, with respect to the subject matter hereof; provided, however, that, except as expressly set forth herein, this Letter Agreement shall not supersede the Retention Agreement or the terms of any stock options previously granted to you under the Long-Term Incentive Plans and Arrangements. "Long-Term Incentive Plan and/or Arrangement" shall mean the Apple Computer, Inc. 1990 Stock Option Plan and the Apple Computer, Inc. 1987 Executive Long Term Stock Option Plan, all as amended, and any successor plans thereto.

           (b)   Validity.   The  invalidity  or  unenforceability  of  any
provision of this Letter Agreement shall not affect the validity or enforceability of any other provision of this Letter Agreement, which shall remain in full force and effect.
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           (c)   Counterparts.  This Letter Agreement may  be  executed  in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

           (d) Equalization. Apple will provide you with tax equalization benefits in accordance with Apple's Expatriate Policy.

          (e) Source of Payments. All payments provided under this Letter Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid in cash from the general funds of Apple, and no special or separate fund shall be established, and no other segregation of assets made, to assure payment. You will have no right, title or interest whatsoever in or to any investments which Apple may make to aid it in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from Apple hereunder, such right shall be no greater than the right of an unsecured creditor of Apple.

           (f) Headings. The headings contained in this Letter Agreement are intended solely for convenience of reference and shall not affect the rights of the parties to this Letter Agreement.

           (g) Governing Law. The validity, interpretation, construction, and performance of this Letter Agreement shall be governed by the laws of the State of California without regard to its choice of law principles. The parties agree that, except as expressly provided for to the contrary, venue for any dispute shall be Santa Clara County, California.

           (h) Remedies in Event of Future Dispute. In the event of any future dispute, controversy or claim between the parties arising from or relating to this Letter Agreement, its breach, any matter addressed by this Letter Agreement, the parties will first attempt to resolve the dispute through confidential mediation to be conducted in San Francisco by a member of the firm of Gregoria, Haldeman & Piazza, Mediated Negotiations, 625 Market Street, Suite 400, San Francisco, California 94105. If the parties' dispute is not resolved through mediation, it will be resolved through
binding   confidential  arbitration  to  be  conducted  by  the    American
Arbitration Association in San Francisco, pursuant to its Model  Employment
Arbitration   Rules,  and  judgment  upon  the  award   rendered   by   the
Arbitrator(s) may be entered by any court having
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jurisdiction of the matter.  The prevailing party in such arbitration shall be entitled to recover from the losing party, not only the amount of any judgment awarded in its favor, but also any and all costs and expenses incurred in arbitrating the dispute or in preparing for such arbitration.

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           If  this  letter sets forth our agreement on the subject  matter hereof, kindly sign and return to Apple the enclosed copy of this letter which will then constitute our agreement on this subject.

                                   Sincerely,

                                   APPLE COMPUTER, INC.


                                   By _/s/ Kevin Sullivan
                                   Kevin Sullivan
                                   Senior Vice-President,
                                   Human Resources


Agreed to as of this ___  day of April, 1996.


_______________________________
         John Floisand
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